Exhibit 99.1

Consolidated Financial Statements (Unaudited) CF CoreVest Holdings I LLC and Subsidiaries For the Nine Months Ended September 30, 2019 and 2018

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Financial Statements (Unaudited)

For the Nine Months Ended September 30, 2019 and 2018

2

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Balance Sheets (Unaudited)

As of September 30, 2019 and December 31, 2018

(In Thousands)

	September 30, 2019	December 31, 2018
ASSETS
Loans held for investment, at fair value (Note 4)	$2,205,575	$1,262,589
Cash	19,663	18,078
Restricted cash	52,238	24,753
Receivables	22,033	19,108
Related party receivable	220	-
Real estate owned	2,916	727
Other assets, net	2,039	1,703
Total assets	$2,304,684	$1,326,958
LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Secured financing facilities, at fair value (Note 5)	$623,091	$296,805
Secured notes, at fair value (Note 5)	1,310,995	752,176
Accounts payable and accrued expenses	18,171	13,228
Related party payable	-	14
Borrower deposits	3,339	2,554
Other liabilities	44,112	22,645
Total liabilities	1,999,708	1,087,422
Equity:
Members' equity	302,922	238,844
Noncontrolling interest	2,054	692
Total equity	304,976	239,536
Total liabilities and equity	$2,304,684	$1,326,958

See Notes to Consolidated Financial Statements

3

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Statements of Operations (Unaudited)

For the Nine Months Ended September 30, 2019 and 2018

(In thousands)

	Nine Months Ended September 30,
	2019	2018
Revenue
Interest income	$79,249	$37,188
Interest expense	52,913	21,487
Net interest income	26,336	15,701
Origination fees	15,203	5,959
Asset management fees	962	3,462
Other fees	3,730	1,749
Total revenue	46,231	26,871

Expenses
Salaries and employee benefits	12,563	9,922
Loan servicing	3,039	2,475
General and administrative	9,479	5,738
Total expense	25,081	18,135

Other income (expense)
Net realized gains on sales of loans	1,769	534
Net realized gains (losses) on sales of real estate owned	24	(23)
Net realized gains on sales of securities	1,254	-
Net gains (losses) on non-designated hedges	(15,647)	3,284
Net unrealized gains	28,972	6,144
Total other income (expense)	16,372	9,939

Net income	37,522	18,675

Net income attributable to noncontrolling interest	2,054	513
Net income attributable to members	$35,468	$18,162

See Notes to Consolidated Financial Statements

4

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Statements of Equity (Unaudited)

For the Nine Months Ended September 30, 2019 and 2018

(In thousands)

	Members'	Noncontrolling	Total
	Equity	Interest	Equity
Balance at December 31, 2017	$149,211	$-	$149,211
Contributions	83,571	-	83,571
Distributions	(90,000)	-	(90,000)
Net income	18,162	513	18,675
Balance at September 30, 2018	$160,944	$513	$161,457

Balance at December 31, 2018	$238,844	$692	$239,536
Contributions	188,110	-	188,110
Distributions	(159,500)	(692)	(160,192)
Net income	35,468	2,054	37,522
Balance at September 30, 2019	$302,922	$2,054	$304,976

See Notes to Consolidated Financial Statements

5

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2019 and 2018

(In thousands)

	Nine Months Ended September 30,
	2019	2018
Cash Flows From Operating Activities:
Net income	$37,522	$18,675
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on sale of loans	(1,769)	(534)
Net realized gains on sale of securities	(1,254)	-
Net realized (gains) losses on sales of real estate owned (REO)	(24)	23
Net (gains) losses on non-designated hedges	15,647	(3,284)
Net unrealized gains	(28,972)	(6,144)
Depreciation on fixed assets	51	22
Net change in:
Receivables	(5,120)	(1,531)
Related party receivables	(220)	826
Other assets	(123)	123
Accounts payable and accrued expenses	4,171	1,284
Related party payable	(14)	-
Borrower deposits	816	932
Other liabilities	22,484	10,331
Net cash provided by operating activities	43,195	20,723

Cash Flows From Investing Activities:
Repayments of principal on loans receivable	213,921	152,364
Net disbursements on originated and purchased loans	(1,141,106)	(444,331)
Net proceeds from non-designated hedges	(16,705)	2,820
Net proceeds received on sale of loans	53,234	24,971
Net proceeds received on sale of securities	7,913	-
Net proceeds received on sale of real estate owned	328	2,951
Other investing activities, net	(223)	(120)
Net cash used in investing activities	(882,638)	(261,345)

Cash Flows From Financing Activities:
Proceeds from secured financing	980,949	367,512
Repayments of secured financing	(654,664)	(322,233)
Proceeds from issuance of secured notes	554,357	221,328
Repayments of secured notes	(40,046)	(10,521)
Contributions from members	188,110	83,571
Distributions to members	(159,500)	(90,000)
Distributions to noncontrolling interest	(692)	-
Net cash provided by financing activities	868,514	249,657

Net increase in cash and restricted cash	29,070	9,035
Cash and restricted cash at beginning of period	42,831	27,734
Cash and restricted cash at end of period	$71,901	$36,769

Supplemental Cash Flow Information:
Cash paid during the period for interest	$50,221	$20,642

Supplemental Noncash Information:
Repayments of principal on loans receivable due from servicer	$9,138	$4,211
Transfers from loans to REO	$2,493	$2,303

Reconciliation of Cash and Restricted Cash to Balance Sheet:
As of Beginning of Period:
Cash	$18,078	$16,783
Restricted cash	24,753	10,951
Total cash and restricted cash	$42,831	$27,734

As of End of Period:
Cash	$19,663	$15,421
Restricted cash	52,238	21,348
Total cash and restricted cash	$71,901	$36,769

6

CF CoreVest Holdings I LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

For the Nine Months Ended September 30, 2019 and 2018

1.	ORGANIZATION

CF CoreVest Holdings I LLC (“CoreVest I” or the “Company”), a Delaware limited liability company, was formed on May 31, 2017. On July 17, 2017, the Company was capitalized by contributions from its members and acquired a portfolio of term and bridge loans collateralized by single family residential real estate, along with related secured financing facilities debt and other assets and liabilities.

CoreVest American Finance Lender, LLC (“CAFL”), a wholly owned subsidiary of CoreVest I, possesses all appropriate state lending licenses and originates all mortgages of the Company. All loans originated by CAFL are immediately sold to CF CoreVest Purchaser LLC (“Purchaser”), a wholly owned subsidiary of CF CoreVest UST Asset Investor I LLC (“Investor I”), a wholly owned subsidiary of CoreVest I. CAFL originated and sold $0.9 billion and $1.1 billion of loans to Purchaser for the year ended December 31, 2018 and for the period from January 1, 2019 through September 30, 2019, respectively. In addition, CAFL provides all management and advisory functions for Investor I and CF CoreVest UB Asset Investor II LLC (“Investor II”), a wholly owned subsidiary of CF CoreVest Holdings II (“CoreVest II”), such as day-to-day operations and all strategic initiatives as may be appropriate, in exchange for management fees. CoreVest II is an affiliate under common control with the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’) for interim financial information as prescribed by the Financial Accounting Standards Board’s (‘‘FASB’’) Accounting Standards Codification (‘‘ASC’’). The consolidated financial statements, including these notes, are unaudited and exclude certain disclosures required in annual financial statements. Management believes it has made all necessary adjustments (consisting of only normal recurring items) for a fair presentation of the consolidated financial statements. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of income and expenses during the reporting period. Actual results could differ from those estimates.

7

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Consolidation

The Company consolidates entities in which it retains a controlling financial interest or entities that meet the definition of a variable interest entity (“VIE”) for which the Company is the primary beneficiary. In performing its analysis of whether an entity is a VIE, the Company considers whether (i) the entity has sufficient equity to finance its activities without subordinated financial support; (ii) the equity holders of the entity have the characteristics of a controlling financial interest, including the power, through voting or similar rights, to direct the activities of the entity that most significantly affect its economic performance; or (iii) the entity is established with non-substantive voting rights and conducts substantially all of its activities on behalf of the equity holder with disproportionately few voting rights. In performing its analysis of whether it is the primary beneficiary, the Company considers whether it individually has the power to direct the activities of the VIE that most significantly affect its economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, which is performed at initial investment and each reporting period thereafter, involves significant judgments, including the determination of which activities most significantly affect the entities’ economic performance, estimates about the current and future fair values and economic performance of assets held by the VIE, and general market conditions.

As more fully described in Note 5, in October 2017, December 2017, July 2018, December 2018, April 2019 and July 2019, the Company securitized loans by entering into secured note payable arrangements. The notes were transferred into trusts that issued and sold pass-through certificates approximating the principal amount of the notes. The Company retained beneficial interests in the securitization vehicles in the form of subordinate securities. Affiliates of the Company appointed a third party to act as special servicer of the underlying collateral mortgage loans. The special servicer has the power to direct activities during the loan workout process on defaulted and delinquent loans as permitted by the underlying contractual agreements, which is subject to the consent of the Company, as the controlling class representative or directing holder who, under certain circumstances, has the right to unilaterally remove the special servicer. Because the Company’s rights as the directing holder and controlling class representative provide it with the ability to direct activities that most significantly impact the economic performance of the securitization vehicles, for example, responsibility over decisions related to loan modifications and workouts, the Company maintains effective control over the loans transferred into the securitization trusts. Considering the positions retained by the Company in the securitization vehicles together with its role as controlling class representative or directing holder, the Company is deemed to be the primary beneficiary and consolidates securitization vehicles. Accordingly, these securitizations did not qualify as sale transactions and are accounted for as secured financings with the underlying mortgage loans pledged as collateral. All of the underlying assets, liabilities, equity, revenue and expenses of the securitization vehicles are consolidated within the consolidated financial statements. The Company’s exposure to the obligations of the securitization vehicles is generally limited to its investment in these entities, which was $131.1 million and $97.8 million as of September 30, 2019 and December 31, 2018, respectively.

The Company has elected the fair value option for its loans held for investment and related debt, including the loans held for investment and related secured notes of each consolidated securitization vehicle. Accordingly, the Company has also elected the measurement alternative for consolidated collateralized financing entities, which permits it to measure the financial assets and financial liabilities of the consolidated securitization trusts using the more observable of the fair value of the financial assets or the fair value of the financial liabilities. The Company has determined that the fair value of the financial liabilities is more observable. Accordingly, the secured notes of each consolidated securitization vehicle are measured at fair value and the loans held for investment are measured in consolidation as the sum of (i) the fair value of the related secured notes plus (ii) the fair value of the beneficial interests retained by the Company. The Company’s fair value measurements and related disclosures are more fully described in Note 6.

If a legal entity fails to meet any of the three characteristics of a VIE, the Company then evaluates such entity under the voting model. Under the voting model, the Company consolidates the entity if it determines that it, directly or indirectly, has greater than 50% of the voting shares and that other equity holders do not have substantive participating rights. If the Company has a variable interest in a VIE but is not the primary beneficiary, or if the Company has the ability to exercise significant influence over a voting interest entity but does not have control, it accounts for its investment using the equity method of accounting.

8

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Option

Upon certain specified events, including the acquisition of certain eligible financial assets and financial liabilities, GAAP provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for such eligible assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported as a component of net income or loss. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in the consolidated balance sheet from those instruments using another accounting method. The Company has elected the fair value option for its loans held for investment, secured notes and secured financing facilities, primarily to mitigate accounting mismatches that may arise between the values of securitized or to-be-securitized assets and related liabilities, which are generally recourse only to the securitized assets. The Company has not elected the fair value option for any other financial instruments, which are carried at cost with fair value disclosed where reasonably estimable (see Note 6).

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents. The Company did not have any cash equivalents at September 30, 2019. The Company maintains its cash accounts in commercial banks. At various times during the year, the Company had deposits in excess of federally insured limits.

Restricted Cash

Restricted cash primarily includes escrow deposits from borrowers for various purposes, including property taxes, insurance, replacement reserves and interest reserves with a corresponding liability. In addition, cash balances are maintained as required by the broker-dealer in support of the Company’s derivative hedging operations.

Loans Held for Investment

Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held for investment. Interest income on performing loans is recognized based upon the contractual terms and outstanding principal balance of the loans. Since the Company has elected the fair value option, origination fees and direct loan costs are recorded directly in income and are not deferred. When a loan is prepaid, prepayment fees or yield maintenance fees and any excess of proceeds over the carrying amount of the loan are recognized as a component of other income in the consolidated statement of operations. Fees and premiums on loans prepaid during the nine-months ended September 30, 2019 and September 30, 2018 totaled $2.8 million and $0.9 million, respectively.

Past Due Loans

The Company places loans on nonaccrual status when any portion of principal or interest is more than 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, the Company reverses the accrual for unpaid interest and does not recognize interest income until the cash is received and the loan returns to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and the borrower has met certain performance criteria.

Receivables

The Company outsources the servicing of loans to third parties (the “Servicers”). Servicers collect interest income, fees and principal payoffs from borrowers and then remit payments to the Company per the contractual terms of the servicing agreements. Funds received by the Servicers, but not yet paid to the Company, are included in receivables on the accompanying consolidated balance sheets. The Company also has unpaid interest due from borrowers based on the contractual terms of the loan included in receivables on the accompanying consolidated balance sheets.

9

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate Owned (REO) Assets

REO assets acquired through foreclosure are recorded at fair value as of the date of foreclosure, typically using broker opinions of value or third-party appraisals of the underlying collateral. REO assets that are available for sale in their current condition and for which it is probable that a sale will occur within twelve months of the foreclosure date are classified as “held for sale.” Subsequent to the foreclosure date, assets held for sale are carried at the lower of carrying value or fair value less estimated costs to sell, with decreases in estimated fair value included as a component of losses on real estate owned on the consolidated statement of operations.

If the Company intends to hold REO for more than twelve months, the asset is classified as “held for use” and the initial basis is allocated to the various components (principally land and building) based upon relative fair value. Held for use REO assets are subsequently carried at historical cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the REO assets, which is typically 40 years for buildings. Depreciation expense is included in general and administrative expense on the consolidated statement of operations.

Carrying costs incurred after the acquisition of REO, including property taxes and insurance, are expensed as incurred.

Other Assets

Other assets include prepaid expenses, lease deposits and fixed assets, net. Fixed assets consist primarily of furniture, fixtures and equipment and are recorded at historical cost less depreciation, which approximates fair value. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which generally range from 5 to 15 years.

Borrower Deposits

Borrower deposits relate to funds received from potential borrowers for which term sheets have been executed. Once a term sheet is executed, more extensive due diligence is performed by the underwriting team to originate the loan. Any unused deposits are returned to the borrower upon the origination of the loan or if the loan does not close.

Transfers of Financial Assets

Sale accounting for transfers of financial assets is limited to the transfer of an entire financial asset, a group of financial assets in their entirety, or if a component of the financial asset is transferred, when the component meets the definition of a participating interest.

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. If the Company has any continuing involvement, rights or obligations with the transferred financial asset (outside of standard representations and warranties), sale accounting would require that the transfer meets the following sale conditions: (i) the transferred asset has been legally isolated; (ii) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred asset; and (iii) the Company does not maintain effective control over the transferred asset through an agreement that provides for (a) both an entitlement and an obligation by the Company to repurchase or redeem the asset before its maturity, (b) the unilateral ability by the Company to reclaim the asset and a more than trivial benefit attributable to that ability, or (c) the transferee requiring the Company to repurchase the asset at a price so favorable to the transferee that it is probable the repurchase will occur.

If the criteria for sale accounting are met, the transferred financial asset is removed from the balance sheet and a net gain or loss is recognized upon sale, taking into account any retained interests. Transfers of financial assets that do not meet the criteria for sale are accounted for as financing transactions.

10

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Derivative Instruments

The Company has entered into derivative financial instruments to manage its exposure to interest rate movements impacting interest expense on its borrowings and the fair value of its loan portfolio. Interest rate contracts that qualify as cash flow hedges are accounted for in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivative financial instruments is included in other assets, net or other liabilities, as appropriate. To the extent they are effective, fair value adjustments on derivative instruments designated as hedges are reported as other comprehensive income and included in stockholders’ equity until the hedged item is realized. Ineffective portions, if any, are included in earnings. The Company does not enter into derivative transactions for speculative or trading purposes. See Note 7, “Derivative Instruments” for further discussion on derivative financial instruments.

Fair Value Measurement

GAAP establishes a hierarchy for inputs used in measuring fair value which prioritizes such inputs based upon market observability, which are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Prices are determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing a security. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

Level 3 – Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used.

In instances where the determination of fair value is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Income Taxes

Under federal and state income tax rules, limited liability companies are generally not subject to income tax. Accordingly, no provision for income taxes is included in the accompanying consolidated financial statements. Income or loss is includable in the income tax return of the Member. The Company periodically evaluates its tax positions, including its status as a pass-through entity, to evaluate whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of September 30, 2019 and December 31, 2018, the Company has not established a liability for uncertain tax positions.

11

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Updates

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The Company adopted the new revenue recognition guidance, which applies to its fee income, effective January 1, 2019 using the modified retrospective approach. Since the timing and pattern of revenue recognition for the Company’s fee income under the new standard is similar to legacy GAAP, the adoption of the new standard did not result in a cumulative effect adjustment within the consolidated statements of equity and the application of the new standard did not have a material effect on the Company’s results of operations for the nine months ended September 30, 2019.

Financial Instruments

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. Changes to the current GAAP model primarily affect the accounting for equity investments (other than those accounted for using the equity method of accounting), financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. The adoption of this new standard, effective January 1, 2019, did not have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of financial instruments. The main provisions of ASU 2016-13 include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for instruments measured at amortized cost, (2) requiring entities to record an allowance for available-for-sale debt securities rather than reduce the carrying amount of the investments, as required by the other-than-temporary-impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. The Company is currently assessing the impact of adoption of ASU 2016-13.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires that cash and cash equivalent balances in the statement of cash flows include restricted cash and restricted cash equivalent amounts, and therefore, changes in restricted cash and restricted cash equivalents be presented in the statement of cash flows. This eliminates the presentation of transfers between cash and cash equivalents with restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, this ASU requires disclosure of a reconciliation between the totals in the statement of cash flows and the related captions in the balance sheet. The guidance also requires disclosure of the nature of restricted cash and restricted cash equivalents, similar to existing requirements under Regulation S-X; however, it does not define restricted cash and restricted cash equivalents. ASU No. 2016-18 is effective for the Company for fiscal years and interim periods beginning after December 15, 2018, to be applied retrospectively, with early adoption permitted. The Company adopted this guidance effective January 1, 2018.

12

3.	SIGNIFICANT RISKS AND UNCERTAINTIES

The Company’s earnings are dependent on its ability to originate loans and either sell them into the secondary market or hold them in the loan portfolio and collect principal and interest as they come due. When loans become nonperforming or their ultimate collection is in doubt, income is adversely affected. The Company’s ability to sustain profitability will depend significantly on loan production and the ability to manage the credit quality of the loan portfolio.

Risk management is a significant component of a Company’s strategy to deliver consistent risk-adjusted returns. Management closely monitors the Company’s portfolio and actively manages risks associated with, among other things, the Company’s assets and interest rates. In addition, management periodically reviews policies with respect to risk assessment and risk management, including key risks to which the Company is subjected, including credit risk, liquidity risk, interest rate risk, concentration risk and market risk. Management then implements steps to monitor and control such risks.

Market Risk: Market risk is the potential adverse changes in the values of the financial instruments due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or other factors. The Company mitigates the exposure to market risk by entering into interest rate swap contracts which hedge against adverse changes in fair value of its fixed-rate loans.

Credit Risk: The Company is subjected to credit risk in connection with originating single-family residential term and bridge loans. The credit risk related to these loans pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan term. Management believes that loan credit quality is primarily determined by the borrowers’ credit profiles and loan characteristics. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

Interest Rate Risk: Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the Company’s control. The Company’s operating results will depend, in part, on differences between the income from the investments in loan portfolios and financing costs. The warehouse financing is based on a floating rate of interest calculated on a fixed spread over the relevant index as determined by the particular financing arrangement. In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to the Company which could materially and adversely affect the business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between the interest-earning assets and interest-bearing liabilities.

Concentration Risk:   Concentration of credit risk arises when a number of customers are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. As of September 30, 2019 and December 31, 2018, substantially all of the Company’s loan portfolio was collateralized by single family residential properties and bridge loan assets. As of September 30, 2019, the Company had geographic concentration of loans in New Jersey and Texas of 12% and 10%, respectively, and no other individual state was greater than 10%.

Liquidity Risk: Liquidity risk arises in the investments and the general financing of investing activities. It includes the risk of not being able to liquidate positions in a timely manner at a reasonable price, in addition to potential increases in collateral requirements during times of heightened market volatility. If the Company was forced to dispose of an illiquid investment at an inopportune time, management may be forced to do so at a substantial discount to the market value, resulting in a realized loss.

13

4.	LOANS HELD FOR INVESTMENT

The Company offers loans targeted for residential buy-to-rent property investors seeking financing. The loans are either originated or acquired by the Company and are primarily secured by first mortgages on single family residential (“SFR”) properties.

Loans held for investment are divided into two portfolio segments, fixed-rate term loans with an original maturity of typically 5, 10 or 30 years and fixed/floating rate bridge loans with an original maturity of typically 6 to 24 months.

	September 30, 2019
(Dollars in thousands)	Unpaid Principal Balance	Fair Value	Weighted Average Coupon	Weighted Average Maturity in Years	Number of Loans
Securitized Term	$1,350,081	$1,442,056	5.89%	5.8	512
Unsecuritized Term (5, 10, & 30 Year)	355,531	361,282	5.02%	8.3	200
Bridge	405,099	402,237	8.35%	0.9	353
Total	$2,110,711	$2,205,575	6.22%	5.3	1065

	December 31, 2018
(Dollars in thousands)	Unpaid Principal Balance	Fair Value	Weighted Average Coupon	Weighted Average Maturity in Years	Number of Loans
Securitized Term	$832,637	$850,013	6.12%	5.6	370
Unsecuritized Term (5, 10, & 30 Year)	198,185	202,316	5.74%	8.8	117
Bridge	210,260	210,260	9.01%	0.6	236
Total	$1,241,082	$1,262,589	6.55%	5.3	723

As of September 30, 2019 and December 31, 2018, bridge balances included $2.5 million and $4.4 million of second mortgages, respectively.

The following table provides a summary of nonperforming loans that were 90 days or more past due and on nonaccrual loans:

	September 30, 2019
(In thousands)	Unpaid Principal Balance	Unrealized Gains(Losses)	Fair Value
Securitized Term	$5,911	$(1,039)	$4,872
Unsecuritized Term (5, 10, & 30 Year)	3,624	-	3,624
Bridge	11,774	(2,862)	8,912
Total	$21,309	$(3,901)	$17,408

	December 31, 2018
(In thousands)	Unpaid Principal Balance	Unrealized Gains(Losses)	Fair Value
Securitized Term	$5,372	$-	$5,372
Unsecuritized Term (5, 10, & 30 Year)	3,546	(29)	3,517
Bridge	971	-	971
Total	$15,261	$(29)	$15,232

14

5.	DEBT

Secured Financing Facilities

As of September 30, 2019 and December 31, 2018, the Company had Master Repurchase Agreements outstanding with two counterparties.

Secured financing facilities consisted of the following:

	September 30, 2019
(Dollars in thousands)	Maturity Date	Unpaid Principal Balance	Fair Value	Committed Amount	Rate Terms	Principal Pledged
Morgan Stanley Bank - Term	12/24/2020	$161,933	$161,933	$250,000	(1)	$190,509
Morgan Stanley Bank - Bridge	08/28/2020	108,212	108,212	200,000	(2)	135,265
Goldman Sachs	12/12/2020	302,946	302,946	350,000	(3)	378,683
Goldman Sachs	10/02/2019	50,000	50,000	84,257	(5)	121,075
Total secured financing facility		$623,091	$623,091	$884,257		$825,532

	December 31, 2018
(Dollars in thousands)	Maturity Date	Unpaid Principal Balance	Fair Value	Committed Amount	Rate Terms	Principal Pledged
Morgan Stanley Bank - Term	12/24/2020	$96,371	$96,371	$250,000	(1)	$113,371
Morgan Stanley Bank - Bridge	08/28/2020	71,053	71,053	200,000	(2)	85,174
Goldman Sachs	12/12/2020	129,381	129,381	200,000	(4)	160,090
Total secured financing facility		$296,805	$296,805	$650,000		$358,635

(1)	Interest is equal to 30 Day LIBOR plus 2.55%

(2)	Interest is equal to 30 Day LIBOR plus 3.00%

(3)	Interest is equal to 90 Day LIBOR plus 2.375% (Term Loans), 2.50% (30 Year Term Loans), 2.75% (Bridge Loans)

(4)	Interest is equal to 30 Day Libor plus 0.80% to 1.65% by security (average 1.27%)

(5)	Interest is equal to 90 Day LIBOR plus 2.50% (Term Loans), 2.75% (30 Year Term Loans), 3.00% (Bridge Loans)

The Company recognized interest expense and non-utilization fees on secured financing facilities totaling $17.1 million and $7.7 million during the nine months ended September 30, 2019 and September 30, 2018, respectively. In conjunction with the execution of the secured financing facilities, during the nine months ended September 30, 2019 and September 30, 2018, the Company incurred financing and related legal costs totaling $1.6 million and $1.2 million, respectively. These costs are included in interest expense in the accompanying consolidated statement of operations.

The secured financing facilities are fully collateralized by portions of our loan portfolio (see Note 4). The Company was in compliance with all covenants related to these financing arrangements at September 30, 2019 and December 31, 2018.

15

5.	DEBT (CONTINUED)

Secured Notes

As of September 30, 2019, the Company had completed six securitizations backed by single-family residential term loans made to multiple borrowers. The secured notes issued from each of the securitizations consisted of the following:

		September 30, 2019
(In thousands)	Original Unpaid Principal Balance	Unpaid Principal Balance	Fair Value (1)	Weighted Average Maturity in Years	Blended Rate(2)	Number of Tranches

Security 2017-1	$187,265	$148,596	$149,994	2.5	3.39%	5
Security 2017-2	182,454	167,888	168,344	4.7	3.23%	4
Security 2018-1	218,249	207,167	217,315	4.3	4.05%	5
Security 2018-2	207,659	194,754	208,936	5.5	4.35%	5
Security 2019-1	288,575	287,749	320,212	6.1	3.62%	5
Security 2019-2	221,178	220,107	246,194	6.9	3.15%	5
Total	$1,305,380	$1,226,261	$1,310,995	5.2	3.64%	29

(1) Includes interest-only notes with a notional balance of $693 million and a blended rate of 2.15%.

(2) Represents blended rate on non interest-only notes.

		December 31, 2018
(In thousands)	Original Unpaid Principal Balance	Unpaid Principal Balance	Fair Value (1)	Weighted Average Maturity in Years	Blended Rate(2)	Number of Tranches

Security 2017-1	$187,265	$163,889	$160,264	3.4	3.34%	5
Security 2017-2	182,454	179,023	176,849	5.3	3.15%	4
Security 2018-1	218,249	216,793	215,724	5.4	4.03%	5
Security 2018-2	207,659	196,849	199,339	6.6	4.34%	5
Total	$795,627	$756,554	$752,176	5.2	3.75%	19

(1) Includes interest-only notes with a notional balance of $139 million and a blended rate of 2.51%.

(2) Represents blended rate on non interest-only notes.

16

6.	FAIR VALUE MEASUREMENT

Considerable judgment may be necessary to interpret market data and develop estimated fair value. The use of different assumptions or methodologies could have a material effect on the estimated fair value amounts.

Financial Instruments Reported at Fair Value

The Company has elected the fair value option for its loans held for investment, securitization debt and secured financing facilities and has certain derivative assets and liabilities that are required to be recorded at fair value. The following table presents the estimated fair values of the Company’s financial instruments reported at fair value, aggregated by the level in the fair value hierarchy:

	September 30, 2019
	Fair Value Measurement Using
(In thousands)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value	Unpaid Principal Balance
Assets
Loans held for investment	$-	$-	$2,205,575	$2,205,575	$2,110,711
Interest rate derivative contracts	$-	$41	$-	$41	$-
Liabilities
Secured notes	$-	$-	$1,310,995	$1,310,995	$1,226,261
Secured financing facilities	$-	$-	$623,091	$623,091	$623,091
Interest rate derivative contracts	$-	$863	$-	$863	$-

	December 31, 2018
	Fair Value Measurement Using
(In thousands)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value	Unpaid Principal Balance
Assets
Loans held for investment	$-	$-	$1,262,589	$1,262,589	$1,241,082
Interest rate derivative contracts	$-	$-	$-	$-	$-
Liabilities
Secured notes	$-	$-	$752,176	$752,176	$756,554
Secured financing facilities	$-	$-	$296,805	$296,805	$296,805
Interest rate derivative contracts	$-	$1,880	$-	$1,880	$-

17

6.	FAIR VALUE MEASUREMENT (CONTINUED)

Activity in loans held for investment, at fair value, is summarized below (in thousands):

Balances at December 31, 2017	$633,952
Loan acquisitions and originations	450,252
Principal repayments	(150,300)
Principal transferred to real estate owned	(2,303)
Net proceeds received on sale of loans	(24,971)
Gain on sale of loans	534
Changes in fair value	3,825
Balances at September 30, 2018	$910,989

Balances at December 31, 2018	$1,262,589
Loan acquisitions and originations	1,144,465
Principal repayments	(220,994)
Principal transferred to real estate owned	(2,493)
Net proceeds received on sale of loans	(53,234)
Gain on sale of loans	1,769
Changes in fair value	73,473
Balances at September 30, 2019	$2,205,575

Activity in secured notes, at fair value, is summarized below (in thousands):

Balances at December 31, 2017	$368,773
Issuance of secured notes	221,328
Principal repayments	(10,521)
Changes in fair value	(2,430)
Balances at September 30, 2018	$577,150

Balances at December 31, 2018	$752,176
Issuance of secured notes	547,705
Net proceeds received on sale of securities	7,913
Gain on sale of securities	(1,254)
Principal repayments	(40,046)
Changes in fair value	44,501
Balances at September 30, 2019	$1,310,995

18

6.	FAIR VALUE MEASUREMENT (CONTINUED)

The Company’s retained interests in the securitization vehicles are valued using monthly quotes obtained from broker dealers. The Company seeks to obtain quotes from at least two brokers. In cases where broker quotes are not reflective of fair value, a secondary broker quote is unavailable, or no broker quotes are available, a comparison value made up of quotes for similar securities or a discounted cash flow methodology may be used. Such investments are classified as Level 3 when the quoted prices are indicative in nature for securities that are in an illiquid market, are for similar securities, or require adjustment for investment-specific factors or restrictions. The Company evaluates the dealer quotes based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonable.

The Company’s secured notes held by the consolidated securitization vehicles are valued using quotes obtained from broker dealers. In cases where broker quotes are not reflective of fair value, a secondary broker quote is unavailable, or no broker quotes are available, a comparison value made up of quotes for similar securities may be used.

The Company’s loans held for investment held by consolidated securitization vehicles are measured based on the more observable fair value of the related secured notes. Accordingly, the loans held for investment of the consolidated securitization vehicles are measured as the sum of (i) the fair value of the related secured notes plus (ii) the fair value of the beneficial interests retained by the Company, in accordance with the measurement alternative for consolidated collateralized financing vehicles under ASC 810.

The Company’s bridge loans held for investment are valued at par or current principal value due to the short-term duration of these assets.

The Company’s non-securitized term loans held for investment are valued using a market yield methodology which discounts the loan’s contractual cash flows at a market rate of interest for a similar instrument as of the reporting date. Market rates are estimated using Level 3 inputs such as interest rates on loans recently originated for borrowers with similar credit metrics, market comparisons, dealer quotes, and other quantitative and qualitative factors.

The principal balance of the Company’s secured financing facilities approximates its fair value as they were recently obtained, and the interest rates reflect market rates since they are indexed to LIBOR.

The fair values of interest rate futures derivative contracts are based on quoted prices in active markets for similar instruments. As a result, interest rate futures derivative contracts are classified in Level 2 of the fair value hierarchy.

See Note 7, “Derivative Instruments” for further discussion on derivative financial instruments.

Financial Instruments Reported at Historical Cost

The carrying values of receivables and accrued and other liabilities approximate their fair values due to their short-term nature.

19

7.	DERIVATIVE INSTRUMENTS

The Company’s objective in using derivative instruments is to manage its exposure to interest rate movements impacting interest expense on its borrowings and the fair value of its loan portfolio. The Company has entered into interest rate futures to (i) mitigate changes in the fair value of its loan portfolio, which generally bears interest at fixed rates, and (ii) offset the impact of changes in interest rates on its variable-rate borrowings. The Company does not enter into derivative transactions for speculative or trading purposes, but may enter into derivatives to manage the economic risk of changes in interest rates.

The Company utilizes interest rate futures as economic hedges for its loan portfolio and secured financing facility, but has not designated its derivative instruments as accounting hedges. Derivative financial instruments are recognized as either assets or liabilities in the consolidated balance sheets at fair value. For the nine months ended September 30, 2019 and September 30, 2018, net losses of $15.6 million and net gains of $3.3 million, respectively, are included in other income (expense) in the accompanying consolidated statements of operations related to the Company’s non-designated interest rate futures.

The fair values of derivative instruments included in other assets, net and other liabilities in our consolidated balance sheets were as follows:

	September 30, 2019
	Asset Derivatives		Liability Derivatives
(In thousands)	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Interest rate futures—loans receivable	$13,400	$41	$294,500	$863

	December 31, 2018
	Asset Derivatives		Liability Derivatives
	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Interest rate futures—loans receivable	$-	$-	$160,700	$1,880

20

8.	EQUITY

CoreVest Management Partners LLC is a non-managing member (the “Promote Member”) of Investor I and Investor II.  Pursuant to the Amended and Restated Limited Liability Company Agreements of Investor I and Investor II, the Promote Member is entitled to distributions of available earnings for each calendar year after the managing member has achieved certain threshold returns on its time-weighted average undistributed capital. Distributions payable to the Promote Member, assuming the Company’s assets were sold and its liabilities settled at their GAAP book values as of the reporting date, are presented as noncontrolling interests in the consolidated financial statements.

Contributions and distributions to the members are made in accordance with their percentage interests, which are equal to each member’s aggregate capital contributions to the Company, divided by the aggregate amount of all capital contributions of all members to the Company.

During the nine months ended September 30, 2019 the Company received $188.1 million in contributions from its members and made $160.2 million of distributions, including $159.5 million of distributions to its members and $0.7 million of distributions to the Promote Member.

21

9.	OTHER ASSETS AND OTHER LIABILITIES

The following table summarizes the Company’s other assets:

(In thousands)	September 30, 2019	December 31, 2018
Prepaid expenses	$393	$447
Fixed assets, net	424	252
Derivative assets	41	-
Goodwill	874	874
Other	307	130
Total	$2,039	$1,703

The following table summarizes the Company’s other liabilities:

(In thousands)	September 30, 2019	December 31, 2018
Escrow deposits	$43,249	$20,765
Derivative liabilities	863	1,880
Total	$44,112	$22,645

10.	RELATED PARTY TRANSACTIONS

CAFL has entered into a management and advisory services agreement with Investor II pursuant to which CAFL provides day-to-day management of the Company’s operations, and those of its subsidiaries. For the nine-month period ended September 30, 2019 and September 30, 2018 CAFL accrued $1 million and $3.5 million, respectively, in reimbursements from Investor II for its allocable share of these services. Reimbursements received from Investor II are presented as management fees in the consolidated statement of operations.

11.	COMMITMENTS AND CONTINGENCIES

The Company may be required to fund additional amounts to borrowers pursuant to certain loan agreements following its approval of underwritten residential assets for the purchase of additional residential assets or for the renovation or construction element after the initial purchase. As of September 30, 2019, the Company had $929.8 million in unfunded loan commitments for the purchase of additional residential assets and $80.4 million in unfunded loan commitments for the renovation or construction element.

In the ordinary course of business, the Company may be involved in litigation which may result in legal costs and liability that could have a material effect on the Company’s financial position and results of operations. At September 30, 2019, the Company is not subject to any pending litigation or other regulatory actions that either individually or in the aggregate would have a material effect on the consolidated financial statements.

22

11.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Leases

As of September 30, 2019 and December 31, 2018, the Company’s future minimum lease payments under a non-cancelable lease with an initial term of one year or more for its offices in Irvine & Los Angeles, California, New York, NY and Salt Lake City, Utah were as follows:

(In thousands)	September 30, 2019	December 31, 2018
Year Ended December 31,
2019	$207	462
2020	759	407
2021	441	140
2022	164	-
Thereafter	-	-
Total	$1,571	$1,009

12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were available to be issued.

On October 14, 2019, Redwood Trust, Inc. and RWT Holdings, Inc., a wholly-owned subsidiary (“Redwood”), entered into an equity interests purchase agreement with CF CoreVest Parent I LLC, CF CoreVest Parent II LLC and CoreVest Management Partners LLC (collectively, the “Sellers”), and members of the CoreVest management team, pursuant to which Redwood acquired a 100% equity interest in CF CoreVest Holdings I LLC, CF CoreVest Holdings II LLC and several of its affiliates (“CoreVest”), including the promote interests in CF CoreVest UST Asset Investor I LLC and CF CoreVest UB Asset Investor II LLC. The acquisition included CoreVest’s operating platform and a portfolio of business purpose loans and securities. The estimated aggregate consideration for CoreVest is approximately $492 million, subject to a customary post-closing reconciliation, including a net book value adjustment. The consideration consisted of $482 million, payable in cash, and approximately $10 million of Redwood shares issued to the CoreVest management team. The transaction closed on October 15, 2019.

In November 2019, the Company completed a seventh securitization transaction backed by 128 single-family residential term loans made to multiple borrowers. The Company issued $342.0 million in unpaid principal balance of secured notes at a blended rate of 2.92%, as well as interest-only notes with a notional balance of $332.0 million and a blended rate of 1.88%.

On December 20, 2019, the Company completed a reorganization in connection with the amendment of its secured financing facilities with Goldman Sachs and Morgan Stanley. Affiliates of the Company entered into an amended Master Repurchase Agreement with Goldman Sachs Bank USA to finance term and bridge loans on an uncommitted basis with a maximum facility amount of $450.0 million and entered into amended Master Repurchase Agreements with Morgan Stanley Bank N.A. to finance term and bridge loans on an uncommitted basis with maximum facility amounts of $175.0 million and $150.0 million, respectively.

23